Exhibit 99.1
FOR IMMEDIATE RELEASE:
Quanex Elects Robert R. Buck to its Board of Directors
HOUSTON, October 31, 2011 — Quanex Building Products Corporation (NYSE:NX) today announced that it elected Robert R. “Bob” Buck to serve on its Board of Directors, effective November 15, 2011. Buck, 63, is current Executive Chairman and retired Chairman and Chief Executive Officer of Beacon Roofing Supply, Inc. (NASDAQ:BECN), one of North America’s largest roofing material distributors. Along with roofing products, Beacon distributes other building related products including siding, windows and waterproofing systems. Prior to his eight years with Beacon, Mr. Buck spent 21 years holding various leadership positions at Cintas Corporation and six years at Borden Inc.
“We are very pleased that Bob Buck will be joining the Quanex board of directors”, said David Petratis, Quanex Chairman and Chief Executive Officer. “Bob has experience in the building products space and has worked on over 50 acquisitions. His knowledge and insights in running a complex business will make a significant contribution”.
A native of Cincinnati, Ohio, Mr. Buck received his B.S. degree in finance from the University of Cincinnati.
Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered products and components, serving the energy-efficient building products markets. It is an ROIC-driven company that grows shareholder returns through a combination of organic growth via new products, programs and strategic acquisitions. For more information, visit www.quanex.com.
Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, references to synergies derived from the acquisition of Edgetech, future operating results and financial condition of Quanex and future uses of cash. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company’s future performance, please refer to the company’s 10-K filing on December 20, 2010, under the Securities Exchange Act of 1934, in particular the section titled, “Private Securities Litigation Reform Act” contained therein.
Investor Contact: Jeff Galow, 713-877-5327, jgalow@quanex.com
Media Contact: Valerie Calvert, 713-877-5305, vcalvert@quanex.com